Exhibit 4.2

PEOPLE’S UNITED BANK

4.000% SUBORDINATED BANK NOTE DUE 2024

CUSIP No. 71270Q EB8

ISIN No. US71270QEB86

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF CEDE & CO., THE NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”). UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO PEOPLE’S UNITED BANK OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IT IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES.

THIS SECURITY IS SUBORDINATED ON LIQUIDATION, AS TO PRINCIPAL, INTEREST AND PREMIUM, TO ALL CLAIMS AGAINST PEOPLE’S UNITED BANK THAT HAVE THE SAME PRIORITY AS SAVINGS ACCOUNTS OR A HIGHER PRIORITY, IS NOT SECURED BY THE ASSETS OF PEOPLE’S UNITED BANK OR BY THE ASSETS OF ANY OF ITS AFFILIATES, AND IS INELIGIBLE AS COLLATERAL TO SECURE A LOAN BY PEOPLE’S UNITED BANK.

THIS SECURITY IS ISSUABLE IN A MINIMUM DENOMINATION OF $250,000 AND INTEGRAL MULTIPLES OF $1,000 IN EXCESS OF $250,000 AND MAY NOT BE EXCHANGED FOR SECURITIES OF PEOPLE’S UNITED BANK WITH A SMALLER DENOMINATION. EACH OWNER OF A BENEFICIAL INTEREST IN THE NOTES IS REQUIRED TO HOLD SUCH BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

THIS SECURITY HAS NOT BEEN, AND IS NOT REQUIRED TO BE, REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND WAS OFFERED PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(5) OF THE SECURITIES ACT OF 1933 AS WELL AS AN EXEMPTION FROM THE OFFERING CIRCULAR REQUIREMENTS OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY UNDER 12 C.F.R. PART 197. THIS SECURITY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.

IN RELIANCE ON THE EXEMPTION SET FORTH IN 12 C.F.R. SECTION 163.81(c)(4)(ii), PEOPLE’S UNITED BANK HAS NOT ENTERED INTO AN INDENTURE IN CONNECTION WITH THE ISSUANCE OF THIS SECURITY. AN INDENTURE MUST BE IN PLACE BEFORE THIS SECURITY IS TRANSFERRED IN WHOLE OR IN PART TO ANY PERSON OR ENTITY THAT IS NOT AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT (“INSTITUTIONAL ACCREDITED INVESTORS”).

EACH PURCHASER OF A BENEFICIAL INTEREST IN THIS SECURITY, IN MAKING ITS PURCHASE, WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED TO PEOPLE’S UNITED BANK AND THE INITIAL PURCHASERS THAT IT IS AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THAT IT IS PURCHASING SUCH INTEREST FOR ITS OWN ACCOUNT OR THE ACCOUNT OF ANOTHER INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR AND THAT FOLLOWING SUCH PURCHASE IT OR SUCH OTHER INSTITUTIONAL ACCREDITED INVESTOR HOLDING A BENEFICIAL INTEREST IN THIS SECURITY WILL HOLD A BENEFICIAL INTEREST IN A PRINCIPAL AMOUNT OF $250,000 OR AN INTEGRAL MULTIPLE OF $1,000 IN EXCESS THEREOF AT ALL TIMES.

No. R-1
INITIAL PRINCIPAL AMOUNT:	$400,000,000
ISSUE DATE:	June 26, 2014
MATURITY DATE:	July 15, 2024
INTEREST PAYMENT DATE(S):	January 15 and July 15

PEOPLE’S UNITED BANK, a federal stock savings bank (herein called the “Bank”), for value received, hereby promises to pay or deliver, as the case may be, to CEDE & CO., or registered assigns, the principal sum of Four Hundred Million ($400,000,000) United States dollars on the maturity date shown above (the “Maturity Date”) and to pay interest thereon from and including the Issue Date specified above (the “Issue Date”) or from and including the most recent Interest Payment Date to which interest on this Security or any predecessor Security has been paid or duly provided for, but excluding, the succeeding Interest Payment Date, on the Interest Payment Dates specified above in each year (each, an “Interest Payment Date”) and on the Maturity Date, at the rate per annum equal to 4.000%, until the principal hereof is paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Security (or any predecessor Security) is registered (the “Holder”) at the close of business on the fifteenth calendar day next preceding such Interest Payment Date (the “Regular Record Date”); provided, however, that interest payable at the Maturity Date of this Security will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Security (or any predecessor Security) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Bank, notice of which shall be given to the Holder not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner.

Interest shall accrue from and including June 26, 2014 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, and shall be paid semi-annually in arrears on each January 15 and July 15, commencing January 15, 2015. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an Interest Payment Date is not a Business Day (as defined below), the Bank will pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, will be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date.

“Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York, New York generally are authorized or obligated by law or executive order to close.

No payment of interest shall be made on this Security while the Bank is in default in the payment of any assessment due to the Federal Deposit Insurance Corporation (the “FDIC”), and in the event the Bank becomes critically undercapitalized (as defined in 12 U.S.C. Section 1831o), the Bank is prohibited from making any payment of principal or interest on this Security beginning on the 60th day following the occurrence of such event unless the FDIC expressly exempts the Bank from such prohibition.

TO THE EXTENT THEN REQUIRED UNDER OR PURSUANT TO APPLICABLE REGULATIONS, THE BANK MUST OBTAIN THE PRIOR APPROVAL OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (THE “OCC”) BEFORE THE VOLUNTARY PREPAYMENT OF THIS SECURITY OR THE ACCELERATION OF PAYMENT OF PRINCIPAL ON THE SECURITY IF THE BANK IS UNDERCAPITALIZED, SIGNIFICANTLY UNDERCAPITALIZED, OR CRITICALLY UNDERCAPITALIZED (EACH AS DEFINED IN 12 C.F.R. SECTION 6.4), IF THE BANK FAILS TO MEET THE REGULATORY CAPITAL REQUIREMENTS AT 12 C.F.R. PART 167 (APPLICABLE TO THE BANK THROUGH DECEMBER 31, 2014) OR 12 C.F.R. PART 3 (APPLICABLE TO THE BANK ON AND AFTER JANUARY 1, 2015), INCLUDING IF SUCH PAYMENT WOULD RESULT IN THE BANK EXCEEDING ITS MAXIMUM PAYOUT AMOUNT (AS DEFINED IN 12 C.F.R. SECTION 3.11) FOR THE APPLICABLE CALENDAR QUARTER OR IF THE BANK WOULD FAIL TO MEET ANY OF THESE STANDARDS FOLLOWING

SUCH REPAYMENT. EFFECTIVE AS OF JANUARY 1, 2015, PRIOR APPROVAL OF THE OCC WILL BE REQUIRED IN ALL EVENTS FOR THE REDEMPTION, REPURCHASE OR ACCELERATION OF THIS SECURITY PURSUANT TO 12 C.F.R. SECTION 163.81(i) (OR SUCH SUCCESSOR PROVISION AS MAY BE IN EFFECT).

Payment of principal of and premium, if any, and interest on, this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Bank will at all times appoint and maintain an issuing and paying agent (the “Issuing and Paying Agent”) authorized by the Bank to pay the principal of, and interest on, this Security on behalf of the Bank and having an office or agency (the “Issuing and Paying Agent Office”) in the United States of America (the “Place of Payment”), where this Security may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to this Security may be served. The Bank has initially appointed The Bank of New York Mellon as such Issuing and Paying Agent pursuant to the Issuing and Paying Agency Agreement dated as of June 26, 2014 (the “Issuing and Paying Agency Agreement”), between the Bank and the Issuing and Paying Agent, with the Issuing and Paying Agent Office currently located at 525 William Penn Place, Pittsburgh, PA 15259.

Payment of the principal of, and premium, if any, and interest on, this Security due at maturity will be made in immediately available funds upon presentation and surrender of this Security to the Issuing and Paying Agent at the Issuing and Paying Agent Office in the Place of Payment; provided that this Security is presented to the Issuing and Paying Agent in time for the Issuing and Paying Agent to make such payment in accordance with its normal procedures. Payments of interest on this Security (other than at maturity) will be made by wire transfer to such account as has been appropriately designated to the Issuing and Paying Agent by the person entitled to such payments.

Subject to required approvals, the Bank may, without the consent of the Holder of this Security, create and issue additional notes ranking equally with this Security and otherwise similar in all respects (except for the issue date and issue price), provided that any such additional notes are fungible with the Securities for U.S. Federal income tax purposes. Such further notes shall be consolidated and form a single series with this Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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Unless the certificate of authentication hereon has been executed by the Issuing and Paying Agent by the manual signature of an authorized signatory, this Security shall not be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed by manual or facsimile signature.

PEOPLE’S UNITED BANK

By:	/s/ R. David Rosato
Name: R. David Rosato
Title: Senior Executive Vice President, Chief Financial Officer

Dated: June 26, 2014

ISSUING AND PAYING AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Issuing and Paying Agency Agreement.

THE BANK OF NEW YORK MELLON, as Issuing and Paying Agent

By:
/s/ Laurence J. O’Brien
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of 4.000% Subordinated Bank Notes Due 2024 of the Bank (the “Securities”) issued under the Issuing and Paying Agency Agreement.

Subordination

The indebtedness of the Bank evidenced by this Security, including principal, premium, if any, and interest, is unsecured and subordinate and junior in right of payment to the Bank’s: (i) obligations to its depositors; (ii) obligations under banker’s acceptances and letters of credit; (iii) obligations to any Federal Reserve Bank, to the FDIC and any rights acquired by the FDIC as a result of loans made or other assistance provided by the FDIC to the Bank or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e); and (iv) its obligations to its other creditors, whether now outstanding or hereafter incurred (except any obligations that expressly rank on a parity with or junior to this Security, including the Capital Notes (as defined below) and $19.0 million aggregate principal amount of 11% subordinated notes due 2019 (the “2019 Subordinated Notes”). In the case of any insolvency proceedings, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation, dissolution or winding up of or relating to the Bank, whether voluntary or involuntary, all such obligations (except obligations that expressly rank on a parity with or junior to the Securities, including the Capital Notes and the 2019 Subordinated Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest on, this Security. Such prior obligations include all borrowed money, similar obligations arising from off-balance sheet guarantees and direct-credit substitutes, and obligations associated with derivative products such as interest rate and foreign-exchange contracts, commodity contracts and similar arrangements. In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Holder of this Security, together with holders of any obligations of the Bank ranking on a parity with this Security, including the Capital Notes and the 2019 Subordinated Notes, shall be entitled to be paid from the remaining assets of the Bank the unpaid principal of, and the unpaid premium, if any, and interest on, this Security or such other obligations, before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Bank ranking junior to this Security.

“Capital Notes” means the unsecured Capital-Qualified Subordinated Notes issued by the Bank to People’s United Financial, Inc. (“People’s United Financial”) from time to time, evidencing certain of People’s United Financial’s capital investments in the Bank. The Capital Notes rank pari passu with and are subordinated to the claims of the Bank’s depositors and other creditors substantially to the same extent as the Securities.

Nothing herein shall impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security in accordance with its terms.

Notwithstanding any other provisions of this Security, it is expressly understood and agreed that the OCC or any receiver or conservator of the Bank appointed by the OCC shall have the right in the performance of its legal duties, and as a part of any transaction or plan of reorganization or liquidation designed to protect or further the continued existence of the Bank or the rights of any parties or agencies with an interest in, or claim against, the Bank or its assets, to transfer or direct the transfer of the obligations represented by this Security to any bank or bank holding company selected by the OCC or any such receiver or conservator which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, premium, if any, and interest on this Security and the due and punctual performance of all covenants and conditions herein; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Security, and shall serve to return the Holder hereof to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal (and premium, if any) previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the Holder of this Security, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

Any depository institution, as that term is defined in Section 3(c)(1) of the Federal Deposit Insurance Act, which holds a Security (or beneficial interest therein) shall be deemed to have agreed by acquiring such Security (or beneficial interest) that any rights of such institution to offset all or any portion of the indebtedness represented by such Security (or interest) against any indebtedness or other obligations of such institution to the Bank are waived by such institution.

Event of Default; Waiver

An “Event of Default” with respect to this Security shall occur only if the Bank consents to, or a court or other governmental agency enters a decree or order for, the appointment of a receiver, liquidator, trustee, or other similar official in any receivership, liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property, and, in the case of an order or decree, such order or decree shall have remained in force for a period of 60 days. The Bank will promptly notify, and provide copies of such notice to, the Issuing and Paying Agent, upon the occurrence of any Event of Default. The Issuing and Paying Agent will promptly mail copies of such notice to the Holders of the Securities through the Depositary.

If an Event of Default shall occur and be continuing, the Holder of this Security may declare the principal of this Security, together with any unpaid accrued interest thereon, to be immediately due and payable by written notice to the Bank. Upon such declaration and notice, such principal amount and accrued interest shall become immediately due and payable; provided, however, that, to the extent then required under or pursuant to applicable capital or other regulations (as described on the face of this Security), this Security may not be repaid prior to maturity without the prior approval of the OCC. The Bank will apply to the OCC for prior approval of repayment promptly after receiving notice of acceleration.

Any Event of Default with respect to this Security may be waived by the Holder hereof.

The Bank waives demand, presentment for prepayment, notice of nonpayment, notice of protest and all other notices to the extent it may lawfully do so.

Redemption

The Securities shall not be redeemable at the option of the Bank prior to their stated maturity except as follows:

(i) on or after April 16, 2024, the Bank may redeem the Securities in whole or in part, at the Bank’s option (subject to the prior approval of the OCC if and to the extent then required) at a redemption price equal to 100% of the principal amount of the Securities together with accrued but unpaid interest to, but excluding, the date fixed for redemption; and

(ii) the Bank may redeem the Securities in whole, but not in part, at the Bank’s option (subject to the prior approval of the OCC if and to the extent then required) prior to the Maturity Date at a redemption price equal to 100% of the principal amount of the Securities together with accrued but unpaid interest to, but excluding, the date fixed for redemption within 90 days of the occurrence of a “regulatory event.”

A “regulatory event” means the Bank’s good faith determination that, as a result of (i) any change in or amendment to the laws (or any regulations promulgated under those laws) of the United States or any political subdivision thereof that is enacted or becomes effective after the issuance of Securities; or (ii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the Securities, there is more than an insubstantial risk that the Bank will not be entitled to treat the full principal amount of the Securities as “Tier 2 capital” (or its equivalent) of the Bank for purposes of the capital adequacy regulations of the OCC, as then in effect and applicable to the Bank (or, as and if applicable, the capital adequacy regulations of any successor federal banking agency having jurisdiction over the Bank, as then in effect and applicable), for as long as the Securities are outstanding.

Pursuant to capital regulations of the OCC, effective January 1, 2015, the Securities may not be redeemed prior to maturity without the prior approval of the OCC.

The Holder of the Security will receive notice of any redemption by first class mail at least 30 days and not more than 60 days before the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption unless the Bank defaults in the payment of the redemption price and accrued interest.

Miscellaneous

This Security is not redeemable or subject to repayment at the option of the Holder, in whole or in part, prior to maturity, and is not subject to any sinking fund.

Beneficial interests represented by this Security are exchangeable for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depository Trust Company, as depositary (the “Depositary”), notifies the Bank in writing that it is unwilling or unable to act as a depositary or the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Bank within 90 days, (y) the Bank, at its option, notifies the Issuing and Paying Agent in writing that it elects to cause the issuance of Securities in definitive form or (z) any event shall have occurred and be continuing that, after notice or lapse of time or both, would constitute an Event of Default with respect to the Securities. In such circumstances, upon surrender by the Depositary or a successor depositary of the Global Securities, Securities in definitive form will be issued to each person that the Depositary or a successor depositary identifies as the beneficial owner of the related Securities. Any Security representing such beneficial interests that is exchangeable pursuant to this paragraph shall be exchangeable in whole for definitive Securities in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Such definitive Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar (as defined below).

In case any Security shall at any time become mutilated, destroyed, lost or stolen and such Security or evidence satisfactory to the Bank of the loss, theft or destruction thereof (together with indemnity satisfactory to the Issuing and Paying Agent and the Bank and such other documents or proof as may be required by the Issuing and Paying Agent and the Bank) shall be delivered to the Issuing and Paying Agent and the Bank, a new Security of like tenor will be issued by the Bank in exchange for the Security so mutilated, or in lieu of the Security so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Security shall be borne by the Holder of the Security so mutilated, destroyed, lost or stolen. If any Security which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Bank may, instead of issuing a substitute Security, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Security) upon compliance by the Holder thereof with the provisions of this paragraph.

The Bank shall cause to be kept at the office of the Security Registrar designated below a register (the register maintained in such office or any other office or agency of the Bank in the Place of Payment herein referred to as the “Security Register”) in such form as the Security Registrar may determine, in which, subject to reasonable regulations as it may prescribe, the Security Registrar shall provide for the registration of the Securities and of transfers of the Securities. The Bank has initially appointed the Issuing and Paying Agent “Security Registrar,” pursuant to the Issuing and Paying Agency Agreement, for the purposes of registering the Securities and transfers of the Securities as herein provided.

The transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Issuing and Paying Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Agent shall record any transfer of this Security that the Bank has approved, it being understood that such approval shall be based solely on matters relating to compliance with federal and state securities laws. Prior to due presentment of this Security for registration of transfer, the Bank, the Issuing and Paying Agent and any agent of the Bank or the Issuing and Paying Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Bank, the Issuing and Paying Agent nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of principal or interest on this Security, for any claim based hereon, or otherwise in respect hereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Bank or any successor corporation.

No provision of this Security shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Any money that the Bank pays to the Issuing and Paying Agent for the purpose of making payments on this Security and that remains unclaimed two years after the payments were due will, at the Bank’s request, be returned to it. After that time, the Holder can only look to the Bank for payment on this Security.

All notices under this Security shall be in writing and in the case of the Bank, addressed to the Bank at 850 Main Street, Bridgeport, Connecticut 06604, Attention: General Counsel, or, in the case of the Issuing and Paying Agent at 525 William Penn Place, Pittsburgh, PA 15259, Attention: Corporate Trust, or to such other address of the Issuing and Paying Agent as the Issuing and Paying Agent may notify the holders of the Securities. All notices to the Holder of this Security will be given by first-class mail to the address of the Holder as it appears in the Security Register.

This Security shall be governed by and construed in accordance with the laws of the State of New York and, where applicable, the federal laws of the United States of America.